Exhibit 99.1

Contact:
Terry Badger
Director of Communications
210.308.1221
tbadger@usfunds.com
For Immediate Release

U.S. Global Investors sees turnaround in FY10 earnings
Full-year results of $0.35 per share, compared to $0.15 loss in previous year
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SAN ANTONIO – September 9, 2010 – U.S. Global Investors, Inc. (Nasdaq: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today reported that earnings for the fiscal year ended June 30, 2010 improved more than 300 percent from the same period a year earlier.
The company has scheduled a webcast for 10 a.m. Central time on Friday, September 10, 2010, to discuss the company’s key financial results for the fiscal year and for the fourth quarter. Frank Holmes, Chief Executive Officer and Chief Investment Officer, will be accompanied on the webcast by Susan McGee, President and General Counsel, and Catherine Rademacher, Chief Financial Officer.
For fiscal year 2010, U.S. Global reported net income of $5.35 million, or 35 cents per diluted share, on revenue of $35.03 million. This compares to a net loss of $2.24 million, or 15 cents per diluted share, on revenue of $23.14 million in fiscal year 2009.
“The improvements in market conditions during the fiscal year raised our higher-margin natural resource assets under management and this increased our revenue compared to the previous year,” says Mr. Holmes. “We were also able to reduce our expenses, which contributed to higher profitability.
“While markets have bounced back from the depths seen in March 2009, there is still uncertainty that has affected consumer and investor confidence,” Mr. Holmes says. “With unemployment stuck around 10 percent and continued weakness in the housing sector, we’re seeing growing worries of a coming economic downturn or even a ‘double-dip’ recession. This has many U.S. investors waiting on the sideline for better days that will eventually arrive.
“At the same time, the long-term global growth story remains intact as tens of millions of Chinese, Indians and others move into the middle class every year,” Mr. Holmes says. “We believe their desire for a lifestyle we take for granted will continue to have huge implications for gold, energy and other commodities.

FY10 earnings, Page 2
September 9, 2010
“It appears that political leaders in emerging markets favor policies that promote hope, peace and prosperity,” Mr. Holmes says. “They are focused on social investing as opposed to social welfare, and as a result they have less unemployment and stronger GDP growth rates with much less sovereign debt than North America, Europe or Japan.
“At U.S. Global Investors, we place a premium on government policies that are pro-business, not anti-business,” Mr. Holmes says. “We now see deflation as a greater threat than inflation, and that governments will race to devalue their currencies in an attempt to raise exports and create jobs. Both of these factors stand to be key drivers for gold as a safe store of value.”
In the fourth quarter of fiscal year 2010, U.S. Global recorded net income of $0.97 million, or 6 cents per diluted share, on revenue of $8.61 million. This compares to net income of $0.96 million, or 6 cents per diluted share, on revenue of $6.47 million in the fourth quarter of fiscal 2009.
Selected financial data (unaudited) for the three months ended

	6-30-10	3-31-10	6-30-09
Revenue	$8,611,572	$9,361,091	$6,473,973
Net income	$970,756	$1,473,970	$962,923
Earnings per share (basic)	$0.06	$0.10	$0.06
Earnings per share (diluted)	$0.06	$0.10	$0.06
Avg. common shares outstanding (basic)	15,356,728	15,350,888	15,290,065
Avg. common shares outstanding (diluted)	15,357,069	15,353,504	15,311,361
Avg. assets under management	$2.60 billion	$2.63 billion	$2.15 billion
Selected financial data for fiscal year

	2010	2009
Revenue	$35,030,153	$23,140,269
Net income (loss)	$5,349,285	$(2,237,579)
Earnings (loss) per share (basic)	$0.35	$(0.15)
Earnings (loss) per share (diluted)	$0.35	$(0.15)
Avg. common shares outstanding (basic)	15,339,038	15,275,962
Avg. common shares outstanding (diluted)	15,341,820	15,275,962
Avg. assets under management	$2.56 billion	$2.53 billion
About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.
With an average of $2.56 billion in assets under management for the year ended June 30, 2010, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets. In general, trends in assets under management are the critical drivers of revenue and earnings.
U.S. Global Investors routinely posts corporate filings and other important information on the company’s website, www.usfunds.com.

FY10 earnings, Page 3
September 9, 2010
This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.